Exhibit 99.1

MID-TERM VALUE ENHANCEMENT FUND I LP

July 10, 2008

Dear Unitholder:

Behringer Harvard Mid-Term Value Enhancement Fund I LP (the “Fund”) has received notification of an unsolicited tender offer being made by Peachtree Partners (“Peachtree”) to purchase up to a 40% interest in the Fund.  The U.S. Securities and Exchange Commission (“SEC”) has established stringent filing, disclosure and procedural requirements for third-party offers of this type that are designed to protect investors from abuses that may occur in a tender offer.  It appears that Peachtree has not complied with any of these explicit SEC requirements, and as a result, the Fund believes that this is an illegal offer.  The Fund notes Peachtree’s statement in its offer that one of Peachtree’s principals suffered an action by the SEC in connection with a prior offer to purchase equity securities, resulting in an enforcement action by the SEC which was concluded with a consent decree from the SEC enjoining that principal from making certain offers for a public company’s securities.

In addition, the Fund believes that a number of the assertions made in Peachtree’s offer are inaccurate and misleading.  With respect to Peachtree’s assertions that earnings of the Fund are 2%, you should note that net operating income plus interest income from cash on hand for 2007 exceeded the Fund’s distribution rate of 6% per annum.

The tender offer is below the $10.00 per unit price at which these units were initially offered and that most unitholders initially paid to acquire their units.  Peachtree’s offer is less than what even Peachtree asserts in its letter as the Fund’s current per unit value.  The Fund has not engaged any independent third party to perform a valuation of the Fund’s assets or of its units, although the Fund’s general partners believe that the net asset value of the Fund’s assets exceeds the $5.25 per unit price being offered by Peachtree.

In addition, the Fund’s general partners are currently working on renewing tenant leases at the Fund’s assets, which begin their expirations in the next 24 months.  The Fund expects that successful renewals or re-tenanting of these assets can have the effect of enhancing the Fund’s value.

Lastly, you should remember that firms such as Peachtree engage in these types of offers to make a profit (Peachtree admits as much in its tender offer letter).  Because of this, Peachtree has an incentive to portray the Fund in a negative light, so that you will be persuaded to sell your limited partnership units at a price that the general partners of the Fund believe is not sufficient.

As a result, the Fund recommends that you ignore Peachtree’s communication and that you do not accept Peachtree’s tender offer.

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main: 866.655.3600 (toll-free)
Fax: 866.655.3610 (toll-free)

Please be aware that you are not required to tender your units to Peachtree and that we urge you not to tender your units.  If you have agreed to tender your units, we urge you to withdraw and rescind your tender in writing.

Sincerely,

Behringer Harvard Advisors I LP,

Co-General Partner of Behringer Harvard Mid-Term Value Enhancement Fund I LP

Robert Behringer

Chief Executive Officer

This correspondence contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Mid-Term Value Enhancement Fund I LP that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this correspondence. Such factors include those described in the “Risk Factors” section of the latest Annual Report on Form 10-K of Behringer Harvard Mid-Term Value Enhancement Fund I LP as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.